Pope Resources Announces Sale Of Its Poulsbo Headquarters Office Building For $2.9 Million

POULSBO, Wash., July 31, 2012 /PRNewswire/ -- Pope Resources (NASDAQ: POPE) announced today that it has closed on a $2.9 million sale of its headquarters building in Poulsbo, Washington to Safeway, Inc. "We were approached a couple years ago by Safeway which had an interest in constructing a new store on the site occupied by our current 10,000-square-foot office building plus an adjoining parcel owned by a third party," said David L. Nunes, President and CEO. "In mid-2011 we acquired a 30,000-square-foot commercial building in Poulsbo for $3.2 million with a view toward either owning the new building purely as an investment property or converting a portion of it for relocation of our corporate offices, assuming a sale of our current headquarters building was consummated. We are pleased to announce this sale to Safeway has closed, which will enable the relocation of our headquarters to another Poulsbo address later this year."

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate three timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, +1-360-697-6626, Fax, +1-360-697-1156